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Exhibit 3.1

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF CE SOFTWARE HOLDINGS, INC.

CE Software Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That Section 4.1 of Article 4 of the Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

"ARTICLE 4-CAPITAL STOCK

4.1 The aggregate number of shares the corporation has authority to issue shall be 10,000,000 shares of the par value of $.01 each, which shall be designated as Common Stock.

SECOND:  That the aforesaid amendments were duly adopted in accordance with
         Section 242(b)(1) of the General Corporation Law of the State of Delaware at the annual meeting of the stockholders held on April 27, 2000.

THIRD: That the aforesaid amendment shall be effective upon filing with the Delaware Secretary of State.

CE Software Holdings, Inc. has caused this Certificate to be signed on this 28th day of April, 2000 by its Secretary and authorized officer, John S. Kirk, who acknowledges that his signature is the act and deed of the corporation and that the facts stated herein are true.

CE Software Holdings, Inc.

By/s/ John S. Kirk
John S. Kirk, Secretary
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